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On January 25, 2018, HomeStreet, Inc. ("HMST" or the "Company") posted an audio recording and transcript of the Company's fourth quarter 2017 earnings call to the Company's website at www.homestreet.com in the section "Investor Relations." A copy of the transcript of this call is set forth below.

HomeStreet, Inc.
Tuesday, January 23, 2018, 1:00 PM Eastern

HomeStreet, Inc.
Year End 2017 Earnings Call
Tuesday, January 23, 2018, 1:00 PM Eastern

CORPORATE PARTICIPANTS Mark Mason - Chairman and Chief Executive Officer Mark Ruh - Chief Financial Officer

PRESENTATION

Operator
Good day, and welcome to the HomeStreet Inc. Year End 2017 Earnings conference call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by 0. After today’s presentation, there would be an opportunity to ask questions. To ask a question, you may press star, then one on your telephone keypad. To withdraw your question, please press star, then two. Please note this event is being recorded. I would now like to turn the conference over to Mark Mason, Chairman and Chief Executive Officer. Please go ahead.

Mark Mason
Hello and thank you for joining us for our year-end and fourth quarter 2017 earnings call. Before we begin, I’d like to remind you that our detailed earnings release was furnished yesterday to the SEC on a form 8K and is available on our website at ir.homestreet.com under the news and market data link. In addition, the recording and transcript this call will be available at the same address.

On today’s call, we will make some forward-looking statements. Any statement that isn’t a description of historical fact is probably forward-looking and is subject to many risks and uncertainties. Our actual performance may fall short of our expectations or we may take actions different from those we currently anticipate.

Those factors include conditions affecting the mortgage markets such as changes in interest rates and how the supplies affect the demand for our mortgages and then impact our net interest margin and other aspects of our financial performance. The actions, findings or requirements of our regulators and the general economic conditions that affect our net interest margins, borrower credit performance, lower origination volumes and the value of mortgage servicing rights.

Other factors that may cause actual results to differ from our expectations, or that may cause us to deviate from our current plans, are identified in our detailed earnings release in our SEC filings, including our most recent quarterly report on form 10-Q as well as our various other SEC filings. Additionally, information on any non-GAAP financial measures referenced in today’s call, including a reconciliation of those measures to GAAP measures may be found in our SEC filings and in the detailed earnings release available on our website.

Please refer to our detailed earnings release for more discussion of our financial condition and the results of operations. Joining me today is our chief financial officer, Mark Ruh. In just a moment, Mark will present our financial results. But first, I would like to give an update on the results of operations and review our progress of executing our business strategy.

In 2017, we continued executing our growth and diversification strategy toward our goal of building a regional bank with representation in major coastal markets in the Western United States and I’m very proud of the progress our dedicated HomeStreet management and employees have made in such a short period of time.

American reported net income for the fourth quarter of $34.9 million, or $1.29 per diluted share, which included a $23.3 million benefit from lower corporate tax rates as a result of the signing of the tax cuts and job act in December. Excluding the impact of tax reform, core net income for the fourth quarter was $11.5 million or $.42 per diluted share.

Highlighting our progress last year, our commercial and consumer banking segment achieved record net income, increasing by 32 percent from $35.4 million in 2016 to $46.6 million in 2017, excluding the impact of tax reform and acquisition-related expenses. We accomplished this growth organically without the benefit of a whole bank acquisition during 2017.

Our acquisitions of the Akamai National Bank and Fortune bank in 2013, Simplicity Bank in 2015 and Orange County Business Bank and the Bank of Oswego in 2016 contributed to these accomplishments. These acquisitions provided us with new markets, customers, product lines and employees that made our success in 2017 possible.

The commercial and consumer banking segment finished in the second half of 2017 with an efficiency ratio of 65% compared to the first half’s, 72%. We expect this trend to decrease in the efficiency ratio to continue in 2018 and beyond. To support our growth in 2017, we opened three de novo retail deposit branches in California and Washington. We also acquired one retail deposit branch in California.

Despite our significant growth since our IPO, we have conservatively managed the amount of credit risk we assume. This approach, while resulting in somewhat low asset yields and others has allowed us to produce superior asset quality metrics that we have shown today.

We finished the year with a ratio of nonperforming assets to total assets of just 23 basis points, down from the third quarter’s level of 28 basis points, representing our lowest absolute and relative levels of problem assets since 2006. Our early-morning credit indicators continue to reflect strong fundamentals in all of our markets, which is not a surprise given we do business in some of the strongest markets in the United States today.

Job creation, unemployment, commercial and residential development activity and absorption, vacancies, cap rates and all other leading indicators of economic activity reflect strong, growing economies in our primary markets.

Additionally, we reported $3.1 million of net credit recoveries during 2017, reflecting the strength of our markets and the solid problem asset mitigation strategies we employed during the recession. We don’t anticipate these recovery levels are sustainable, and while we anticipate potential future recoveries, we expect loan-loss divisions to normalize moving forward. Given the increased price expectations of bank sellers over the past year, we were not able to complete any whole bank acquisitions last year.

While we are open to future acquisitions, we are focused on optimizing our investments in current markets and products emphasizing the profitable growth and diversification of our business. We are planning to open three additional retail deposit branches in early 2018.

For some time now, we have discussed the low level of new and resale home inventory in many of our major markets and the negative impact of this supply and demand imbalance on our mortgage originations. The strong West Coast economies and major markets in which we operate our continuing to produce above average job and population growth, which in turn is causing a shortage of new and resale housing and in turn lower purchase mortgage originations.

These conditions, along with the seasonal slowdown and homebuying activity and a lower demand for refinanced mortgages in the current rate environment, have continued to adversely impact the probability of a mortgage banking segment. We still do not see any near-term catalysts that would result in a meaningful improvement of new or resale home inventories. Accordingly, to improve operational efficiency and overall profitability in the second and third quarters of 2017, we took meaningful steps to restructure the capacity, cost structure and management of our mortgage origination business.

As a result, direct origination expenses are meaningfully lower in the fourth quarter. The implementation of our new loan origination system during 2017 created opportunities for additional operating efficiencies going forward. We anticipate these actions, and our focus on optimizing our mortgage banking capacity within our existing geographic footprint should result in continuing improvement in our mortgage banking results, subject to the cyclical and seasonal challenges of managing this line of business.

Our mortgage banking segment has been an important part of HomeStreet’s success, and without it we could not have produced the earnings and capital required to grow and diversify our business to this point. Mortgage banking will continue to be an important contributor to our success going forward. Our retail focus, broad product mix and competitive pricing continue to attract some of the best retail originators in our markets and reinforce our position as one of the leading mortgage lenders in the West.

Lastly, I’m sure you’re aware of recent SEC filings made by Blue Lion Capital and its principle, Charles Griege, seeking representation on our board of directors and suggesting changes to our strategy and operations. After meeting with Mr. Griege and discussing his views on our business strategy and his qualifications as a director, the board unanimously decided to decline Mr. Griege’s request to join our board.

The board concluded that the issues of greatest concern for Mr. Griege are best addressed with the company’s current strategic planning, which has thus far produced extraordinary growth, diversification and shareholder value since our IPO of 2012 and transformed HomeStreet from a troubled thrift into a regional Community Bank with a diversified array of products and services doing business in the best markets in the nation.

As with other shareholders, we continue to offer to engage with Mr. Griege regarding his ideas for maximizing shareholder value. The board continues to welcome shareholder feedback both from Blue Lion and from our broader shareholder base. However, in anticipation of a possible proxy contest, we are not going to comment further or take any questions on this matter on this call.

And now, I’ll turn it over to Mark, who will share the details of our financial results.

Mark Ruh
Thank you, Mark. Good morning everyone and thank you again for joining us. I’ll first talk about our consolidated results and then provide detail on our two operating segments.

Regarding our consolidated results, net income for the fourth quarter was $34.9 million, or $1.29 per diluted share compared to $13.8 million or $.51 per diluted share for the third quarter 2017. Included in net income for the fourth quarter was the previously-disclosed $23.3 million tax benefit resulting from the lowering of the corporate tax rate 21% with the signing of the Tax Cuts and Jobs Act in December ’17.

This $23.3 million tax benefit was the net result of a $4.2 million tax expense recognized in our commercial and consumer banking segment, as this segment was in a net deferred asset position. And a $27.5 million tax benefit recognized on our mortgage banking segments, as this segment was in a net deferred tax liability position at year end.

Excluding the impact of tax reform, restructuring charges and acquisition-related expenses, core net income for the fourth quarter was $11.5 million or $.42 per diluted share compared to core net income of $16.6 million or $.61 per diluted share for the third quarter 2017.

The decrease in core net income from the prior quarter was primarily due to lower, non-interest income, largely from lower net gain and lower origination sale activities in our mortgage banking segment, somewhat offset by a higher net interest income in our commercial and consumer banking segment and lower noninterest expenses.

Included in court net income for the quarter was a $399,000 net loss on the sale of investment securities. This net loss is primarily from the sale of securities acquired in previous mergers, the structure of which was not consistent with our current security strategy, and we recognize the associated losses prior to the new tax rate taking effect.

Net interest income increased by $239,000 to $51.1 million in the fourth quarter from $50.8 million in the third quarter. This increase in net interest income is primarily due to the higher balances of loans held for investment in our commercial and consumer banking segment. Our fourth-quarter net interest margin of 3.33% decreased 7 basis points from 3.40% in the third quarter. This decrease in net interest margin is primarily due to an increase in the cost of interest-bearing liabilities.

Specifically, the cost of federal home loan bank advances, which rose ahead of the December Fed Funds rate increase by the Federal Reserve. Noninterest expense, excluding the impact of restructuring and acquisition-related expenses decreased from $110.5 million in the third quarter of ‘17 to $107 million in the fourth quarter of ‘17. This decrease in noninterest expenses, primarily from our mortgage-banking segment due to a lower based sell re-expense run rate after the recent restructuring of this segment, and from lower mortgage banking commissions.

I’ll now discuss some key points regarding our commercial and consumer banking segment results. Commercial and consumer banking segment core net income was $13.6 million in the fourth quarter compared to core net income of $14.2 million in the third quarter. Segment noninterest income increased quarter to quarter to $12.7 million from $12 million.

This increase was primarily due to higher gains from commercial real estate loan sales partially offset by lower commercial loan prepayment fees, lower gains from FCA loan sales during the quarter and the previously-mentioned net loss on the sale of securities.

Segment core noninterest expense was $38.6 million, an increase of $1.8 million in the third quarter of ’17. This increase was primarily due to a $497,000 charge related to the closure of a Southern California lending office. The portfolio of loans held for investment increased 4% to $4.5 billion in the fourth quarter. Net loan growth was $190.8 million in the fourth quarter compared to $155.8 million in the third quarter.

Nonperforming assets declined in $215.7 million at December 31 compared to nonperforming assets of $18.8 million at September 30. This decrease was primarily a result of a $3 million reduction in other real estate owned.

We reported no provision for loan losses in the fourth quarter compared to $250,000 in the third quarter. This increase in provision expenses, primarily due to continued improvement in credit quality and lower expected loss rates, combined with $921,000 of net recoveries during the fourth quarter.

Deposit balances were 4.8 billion at December 31, an increase of $90.5 million from September 30, driven primarily by increase in business money market accounts. Deposits in our de novo branches, or those opened within the past five years, increased 6% during the quarter. I’ll now share some key points from our mortgage banking segment results.

The mortgage banking segments core net loss in the fourth quarter was $2.1 million compared with core net income of $2.4 million in the third quarter. This decrease in core earnings was due to lower gain on loan origination and sale activities partially offset by lower salaries and related costs, both as a result of lower lending volume.

The volume of interest rate lock and forwarding sales commitments was lower than close loans designated for sale by 19% this quarter. Note that single-family interest rate locks being less than closings in a given quarter negatively affects segment earnings as a majority of mortgage revenue is recognized as interest rate lock, while a majority of origination costs, including commissions, are recognized upon closing.

The gain on mortgage loan origination and sales deposit margin decreased to 329 basis points in the fourth quarter from a 342 basis points in the third quarter. The decrease was primarily due to a slight shift in our origination mix to lower margin products, and generally lower-performing conventional loan pricing among the agencies.

Mortgage banking segment noninterest expense of $68.1 million decreased $9.4 million from the third quarter. This decrease was primarily due to a reduction in closed loan findings, but also due to the reduction in headcount and other capacity and cost reduction changes implemented in the second and third quarters.

Single-family mortgage servicing income was $8.4 million in the fourth quarter, an increase from $7.4 million in the third quarter. This increase was primarily due to increase in net servicing income on a larger servicing portfolio and improved risk-management results. Our portfolio of single-family loan service for others increased to $22.6 billion of unpaid principal balance at December 31 compared to $21.9 billion on the 30th.

The value of our mortgage servicing asset relative to the balance of loans service for others was 114 basis points at quarter end. I’ll now turn it back over to Mark Mason to provide some additional insights on HomeStreet’s general operating environment and our outlook for the future.

Mark Mason
Thank you, Mark. In an effort to shorten our prepared comments this quarter, I will not be commenting on the health of the regional economies in which we do business, as we have in the past. If you would like current data, please contact Gerhard Erdelji, our investment relations officer, who can provide you with an update.

Looking forward to the next two quarters in our mortgage banking segment, we currently anticipate single-family mortgage loan lock and forward sales commitment volumes of $1.7 billion and $2.1 billion in the first and second quarters of this year, respectively.

We anticipate mortgage held for sale closing volumes of $1.5 billion and $2.1 billion during the same periods. For the full year of 2018, we anticipate single-family mortgage loan lock and full sales commitment to total $7.2 billion in loan closing volume $27.4 billion. Additionally, we expect our mortgage composite profit margin to decline into a range of between 315 and 325 basis points during 2018.

In our commercial and consumer banking segment, we expect our average quarterly loan portfolio growth to range from 2 to 4% per quarter for the year of 2018. Reflecting the continued flattening of the yield curve, and absent changes in market rates and loan prepayment speeds, we expect our consolidated net interest margin to decrease to a range of 3.25% to 3.35% for the first and second quarters of this year. As our loan portfolio continues to grow and reprice upwards, we expect the net interest margin to increase to a range of 3.35% to 3.45% in the third and fourth quarters of this year.

For the first quarter of this year, our noninterest expenses are expected to decrease given the seasonality of lower single-family close loans. For the remainder of 2018, we expect noninterest expenses to grow on average 1% per quarter reflecting our focus on optimizing the profitable growth of Home Street.

The growth rate of our total noninterest expenses will vary somewhat quarter over quarter driven by seasonality and cyclicality in our single-family closed loan volume. In relation to the timing of further investments and growth, additionally, as a result of federal tax reform, we expect our estimated effective tax rate to fall to between 21% and 22% for 2018.

This concludes our prepared comments. Thank you for your attention today. Mark and I would be happy to answer any questions you have at this time.

QUESTION AND ANSWER

Operator
We will now begin the question and answer session. To ask a question, you may press star then one on your telephone keypad. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star, then two.

The first question today comes from Jessica Levi-Ribner with B. Riley FBR. Please go ahead.

Jessica Levi-Ribner
Hey, good afternoon. Thanks for taking my question. Can you talk a little bit about your expected loan growth going forward, which areas in the commercial platform you’re looking at, and maybe on the mortgage side as well?

Mark Mason
Sure. The composition of our lending has been relatively consistent. We are, of course, a very significant real estate lender, whether it be single-family mortgage both for sale and for retention in the loan portfolio, commercial real estate, both permanent loans and construction lending.

Residential construction lending, which is mostly vertical construction, some integrated vertical land development and commercial and industrial lending, which grew meaningfully last year but still represents a smaller part of our total originations, and a growing but still quite small amount of consumer lending, general consumer lending, including term loans and secured and unsecured lending.

And the proportionality of that is going to vary somewhat as our commercial and industrial lending grows over time and begins to occupy a larger place on the balance sheet.

Jessica Lezi-Ribner
Okay. And is there any type of a loan type that you’re shying away from, just given the credit backdrop or anything like that?

Mark Mason
We have not been a lender in a general entity value, CNI lending, leverage lending, some of the riskier CNI loan types. We have generally been standing in the middle of the street with a view and a concern about consistent asset quality. We are watching the commercial real estate markets very carefully in which we do business. We’re obviously, a significant commercial real estate lender, both multifamily and other commercial types, but in particular a focus on multifamily, both for our balance sheet, for resale to other institutions and to Fannie Mae.

And many of our markets have experienced significant construction along with a significant job growth and population growth, and we’re watching very carefully to identify when that growth will slow and when it will be time to moderate that lending.

To this point, I think consistent with my earlier comments, we still see very strong economic leading indicators and current ratios in these markets. Very, very recently we’ve seen slowing in apartment rates in the greater Seattle area. In fact, in the month of December we actually saw the first month over month decrease in rental rates in greater Seattle.

We’re watching it closely, whether that’s as a consequent of larger deliveries of new buildings, which we consistently see a great deal of, or whether that may represent a turn in the supply/demand balance. And so we watched maybe 100 of these indicators consistently for indications of softening markets or turning markets, but that would be an area not yet of concern to us, but of caution, I would say.

Jessica Levi-Ribner
Okay. And then my other question, I know you spoke just a little bit about the mortgage restructuring that you guys have gone through, do you think that there’s maybe a little bit more cost that you can get out of the business or some way that you can augment the business given your thoughts around the origination opportunity or, you know, maybe a softer origination opportunity in your markets?

Mark Mason
You know, for us the focus is on optimizing individual offices. Now, whether that be expenses or effectiveness of the teams, we closed or consolidated several offices in the third quarter. We continue to evaluate the performance of all of the branches and all the loan offices for that matter, and from time to time we are likely to identify an office that is not making the grade.

And like all businesses, you always have a range of performance, and our job is to monitor that performance and either have a plan for improvement of performance or make tough decisions about staying in that business or region, right? And so that’s an ongoing process. You know, the market will largely determine our decisions there based upon the performance, and so it’s a constant part of what we do to evaluate, month to month, not only the business as a whole, but the components of the business.

And I think we have a number of opportunities for workflow efficiency improvement. Last year, we spent much of the year installing and integrating a new loan origination system which has substantial opportunities for efficiency improvement. Many of those, we’ve already realized. We are just now closing the final loans in our prior loan origination system, so we will soon be getting rid of the duplicative costs, for example, of running two software systems and then moving on to realize all the benefits of the integration.

So I think we have lots of opportunities, still.

Jessica Levi-Ribner
Okay, thank you.

Operator
The next question comes from Jeff Rulis with DA Davidson. Please go ahead.

Jeff Rulis
Good morning. I guess the reduction in the full-year guidance on margin for ’18. Is that a product of the funding cost increases that you're seeing?

Mark Mason
Well, yeah. I think it’s, in large part, yield-curve driven, right? Because the FHLB in particular surprised us by frontrunning the Federal Reserve increases, and they’ve shown a pattern of doing that recently, at least in our district.

That will normalize, of course, but if the Fed continues to raise and the FHLB continues to front run, we are likely to continue to experience some of that compression. Now, over time the loan portfolio catches up, right? And we have a fair amount of monthly adjusted loans and another significant amount of periodic adjustments for which there is some delay in the impact of rising rates, and over time that’s going to catch up.

Jeff Rulis
I guess another angle there is your success on growing interest-bearing deposits. Looking at the average balances they’re down in Q4 seasonality, I guess to talk about any kind of programs to build the core funding base.

Mark Mason
Sure. There is seasonality. Some of them are larger commercial customers that drive down at the end of the year. You may have to look back at last year’s fourth quarter comments. We had similar experiences with some of our larger customers. Our real funding opportunity, though, is continuing to grow the deposits at the de novo branches we’ve opened over the last five years and those that expect to open in the coming years.

And those activities have produced the greatest amount of the deposit growth in our system, and they’re very happy with our ability to identify strong markets to open those branches in, our ability to grow deposits in those branches consistent with a deposit growth round that gets us to profitability in an expected period of time. And the lion’s share, the far lion’s share of our de novo branches that we’ve opened are meaningfully above that long-term slope.

And so we expect that’s going to continue to be one of the primary drivers of deposit growth. As our CNI business grows and other small business lending grows, that’s going to contribute to growth in the commercial deposits as well.

Jeff Rulis
Got you. And Mark, just one quick last one. You talked about closed loan volume in 1Q and 2Q. Is that 2.1 and 1.5 respectively?

Mark Ruh

1.5 and 2.1. So closing volume of 1.5 and 2.1 during the first and second quarter.

Jeff Rulis

And the lock was comparatively--.

Mark Ruh
1.7 and 2.1. 1.7 in the first quarter and 2.1 in the second quarter we’re locked.

Jeff Rulis
Okay, thank you.

Operator
The next question comes from Tim Coffey with FIG Partners. Please go ahead.

Tim Coffey
Thank you. Good morning, everybody. Mark Mason, as we kind of look at page 25 of the press release, the commercial consumer banking segment, five quarter loan moving forward, the line of purchases and advances, can you provide any kind of breakdown between those two?

Mark Mason
Maybe it’s not worded as well as it could be. Purchases would be single-family loans we acquired from our joint venture lender/payer mortgage services. They are technically purchases from another entity, but at the lion’s share of that line item are advances on line items previously originated. New loan originations would be up on the originations line.

Tim Coffey
Yeah. I was just trying to get a breakdown on that? If the lion’s share of those are advances, what do you attribute that to? Is it coming from a specific market? I’m assuming you do different kinds of lines of credit. Is there a different product that it’s coming from right now?

Mark Mason
Well, it’s sort of all across the board when you think about our lending. Part of that comes from draws on construction loans, which are very large numbers. Part of that is draws on revolving lines of credit and those two categories make up the lion’s share. If you’re interested in a breakdown, we could probably provide that later if you get with Gerhard.

Tim Coffey
Sure, okay. And then the line below that, the payoffs, pay downs and sales, I should be able to back into what the sales number is, right? Off of other pages in the press release?

Mark Mason
Yes.

Tim Coffey
Is there more to it than that?

Mark Mason
No, you should. If this balance is loans held for investment, some of our sales and go directly into loans held for sale, right? Of course, they would never enter that total. We do sell some loans out of the portfolio, so there may be a reconciliation from total loan sales to that line item, follow me?

Tim Coffey
Yeah, I do.

Mark Mason

In terms of payoffs, we have fairly high loan turnover in our portfolio. One is a consequence of construction lending, right? If you think about the very short duration of residential construction, today those loans average about 200 days in duration, right, so there’s a lot of churn in that portfolio.

Additionally, loan types like single-family mortgages, in particular jumbo nonconforming mortgages have relatively high prepayment speeds, surprisingly high. We have been running as a portfolio in excess of 20% annual CTR for years now and sometimes as high as 25 or 26%.

Tim Coffey
I want to come back to the jumbo market, but as we were talking about your loan growth expectations going forward, are we kind of talking about just originations or are we talking the entire thing with the advances and the payoffs in sales and everything?

Mark Mason
Well, you kind of need to add those lines together if you think about it, Tim. When you originate a line of credit, it may not be drawn on for several quarters, right? Current quarters making it draws of prior quarter originations, right? So when we’re talking 2 to 4%, we’re talking a change in balances. Then there’s a consequence of commitment origination activity during the current quarter or prior quarters.

It’s truly a change in balance were talking about.

Tim Coffey
Yeah, that’s why I was looking for clarification from you. I know it’s early to be talking about this, but since the tax reform package has passed, are you seeing any changes in the jumbo mortgage market?

Mark Mason
You know, I think it’s a little early to tell. We saw a rush of activity in December right as people were looking at a possible decrease in the deductibility, right? From $1 million-$750,000. The reality is the market goes on and for those people who can afford a jumbo mortgage-sized homes, it’s not going to meaningfully change their affordability.

Many of the jumbo mortgages that we would otherwise originate we are able to structure into conforming balances with an accompanying home-equity line of credit. It’s a great way for us to give someone a lower collective or composite rate, and it’s great for us in building our home-equity portfolio.

So there’s a number of things going on in the jumbo market, but I think that tax reform, at least in our large markets where we have such a significant imbalance of available homes for sale to demand, we don’t think tax reform is going to have a meaningful impact on overall volume. Inventory is the biggest issue.

Tim Coffey
Okay. And given what’s happened to rates here today, is there any kind of color you can give us on how that impacted your hedging activity?

Mark Mason
Well, as a general matter, when rates rise quickly, that’s bad for hedging, and when rates fall quickly that’s typically good for hedging, because of what happens to bases, right? We always run some basis risk in our hedging activities, more so on our servicing hedging, much less so in our mortgage pipeline hedging.

But in our servicing hedging, we hedge with a variety of instruments. Swaps, based upon LIBOR, and of course right there you have a pretty significant basis risk between LIBOR and mortgage rates. TBA securities, which have close to the same basis as mortgages, but there are small differences, and euro/dollar futures, which of course have basis differences.

So if you look at the composition of the hedge, we have meaningful basis risk, and as long as a basis differences stay within a reasonable range, our hedge works very, very good. When you have meaningful changes in rates, that can impact your hedge results obviously positively or negatively, and historically our hedge has not performed as well during periods of rising rates.

That difference has not been that meaningful. We are still, we believe, the most effective hedger of servicing assets in the United States. We track the results of all of the public companies, of course, with that activity. And again last year, every quarter and for the full year last year we were again most effective at hedging those assets.

But it is true in periods of rising rates, our hedge, historically, has not performed quite as well.

Tim Coffey
All right. Those are my questions. Thank you very much.

Operator
The next question comes from Tim O’Brien with Sandler O’Neill. Please go ahead.

Tim O’Brien
Good morning. One question I have for you on the margin guidance you gave, that was down a little bit relative to the guidance you gave on the last quarter call. Is there any rate move assumptions baked into that guidance for you guys?

Mark Mason
No, there’s not. I’ve found we’re not good at predicting the timing or magnitude of rate moves, so further rate moves could impact those results, but that depends on what also happens to the curve, right? So to the extent the curve steepens or flattens, that has a more significant impact on the net interest margin than simply a rate move.

Tim O’Brien
Understood. And then the other question I have for you one that is sensitivity analysis and map modeling. Can you give us any updated color on that? You guys do that quarterly, don’t you? Or is that an annual thing? I forgot.

Mark Mason
We do it quarterly and our position, our sensitivity---.

Tim O’Brien
Call it up 100 basis points. Do you have just that one number?

Mark Mason
I don’t have it at my fingertips. Let me ask my genius crew here. That we can get back to you, Tim.

Tim O’Brien
I’ll follow up with the other genius there, one of them.

Mark Mason
I apologize.

Tim O’Brien
No, that’s okay, Mark. You can’t have it all. There’s a lot of details in your business. One other question, can you give a little color on the CNI growth? You had CNI or, excuse me, commercial growth. I’m assuming that those are lines of credit. Is that fair? A fair assumption that it went from a 246 million to 265?

Mark Mason

Yes. We had a much better year from a commitment standpoint, commitments of growth. We’ve been investing a lot in pursuit of growing our CNI composition, and the originations were up, commitment originations were up meaningfully from the prior year. Maybe not 100%, but probably 80%.

Tim O’Brien
Would you happen to have those numbers? That’s a really valuable piece of data for, you know, that validates your commercial strategy and effort and investment in all ways, shapes or forms. That’s a great milestone for us to have. Would you happen to have the total commitment created on a commercial for ’17 versus ’16, that progress?

Mark Mason
Again, I don’t have it at my fingertips except through the third quarter because we published that in our investor deck, both changes in balances and changes in commitments by quarter. So we will be publishing that within the next week.

Tim O’Brien
Okay. And that will be through year end?

Mark Mason
That’ll be through year end, correct.

Tim O’Brien
Okay, great. I’ll get it then. And then how about this? Do you have a utilization rate on commercial lines of credit? And that this is a kind of working off of Tim’s question earlier, do you have the CNI utilization rate number for the end of the year relative to last quarter and at the start of the quarter? Excuse me.

Mark Ruh
We’re going to have to get back to you on that one. We have it in our detailed operations report, just don’t have it at our fingertips right now for the business units.

Tim O’Brien
And so, would you characterize the growth from just under 20 million in commercial business growth to be, you know, how much of that was a new loans versus new production in the quarter versus increased draws?

Mark Mason
That’s new production. Now, some of that was draws on commitments in the second quarter, right? That were drawn in the third, but it’s second half of the year activity.

Tim O’Brien
And those lines are, you know, that business is, again, the leader of the business is based out of San Jose, right?

Mark Mason
No, here in Seattle.

Tim O’Brien
My bad. There’s a California president, too, that’s doing the same thing but targeting California businesses, right?

Mark Mason
Actually it’s the same person now. You might have missed our press release a couple of months ago. The fellow, Ed Schultz, who we hired to build our California commercial lending business, has been promoted to lead all of our commercial lending businesses and our retail franchise both in the Pacific Northwest and California. Well, the whole franchise, including Hawaii.

And so that change in leadership was effective January 1. His name is Ed Schultz.

Tim O’Brien
Okay, great. And then just shifting gears, you talked about office consolidation, closures. And none of those were branches. I’m going to assume those were loan production offices? Is that a fair assumption?

Mark Mason
Well, the office that we closed in the fourth quarter was an SBA lending office at that we consolidated into our Orange County Business Bank office in Irvine.

Tim O’Brien
And in the third quarter, those were predominantly---no branches were closed last year, where there?

Mark Mason
We close to several mortgage offices, no branches.

Tim O’Brien
That leads into this other question. Do you guys have kind of a baseline number range of branches that you plan to open in ‘18? You might’ve mentioned it earlier, but just remind me.

Mark Mason
I mentioned on the call we plan to open three retail deposit branches in early 2018.

Tim O’Brien
And that’s it for the full year? Or that it so far, that’s the plan so far?

Mark Mason
Correct.

Tim O’Brien
Thanks, I’ll step back. Appreciate it.

Operator
The next question comes from Jackie Bohlen with KBW. Please go ahead.

Jackie Bohlen
Hi, good morning, everyone. Looking over to capital management, if you could provide an update, Mark, on how you’re thinking about capital management inclusive of potential dividends and everything just in light of the bump to TCE from the DTL write-up, and then also the lower tax rate going forward?

Mark Mason
Thanks. We have been fortunate to realize an unexpected increase in capital as a consequence of the Tax Reform Act because of the very significant deferred tax liability position that we have maintained as a consequence of having significant a mortgage servicing rights.

That was helpful. Ironically, as of year-end it actually didn’t have a beneficial impact on our risk-based capital ratios because that very deferred tax liability is an offset to a carrying value of the mortgage servicing asset for determination for inventory capital purposes of how much is includable in capital.

So we actually had to, in effect, right off more regulatory capital for risk-based capital purposes. However, that condition is expected to reverse as soon as the proposed changes in BOSL-3 based limitations on mortgage servicing assets and regulatory capital. That’s the subject of a notice of proposed rulemaking change that was published last year. The comment period on that NPR ended on December 26th.

We’re told that the agencies are reviewing the comments and considering the actions to be taken to make permanent those proposed rule changes. That rule change should provide us $70 to $75 million of additional tier 1 and risk-based capital, and so those ratios will improve meaningfully.

So a combination of those two things. We should realize, and by that I mean the 23-some million dollars in additional tier-one capital associated with the December benefit that we recorded due to tax reform and the anticipated or expected rule-making change with respect to MSR capital caps on MSR assets. It gives us a meaningful boost to the regulatory capital relative to what we had previously expected to come into the year with.

In addition to strong earnings, obviously primarily from our commercial consumer banking segment, we begin to be in a position where we can discuss with the board the potential for instituting a regular dividend. And the board has that on its agenda to discuss. We want to make sure that the rulemaking change is actually made permanent and that we understand the benefits of that change.

But, you know, we have waited to institute a regular dividend until we had built a sufficiently large, durable and consistent stream of earnings from our nonmortgage businesses. And we think it’s time to have that discussion with the board. And when the board makes a determination on that question, we’ll, of course, share it with the public.

As our capital planning relates to capital needs going forward, our growth rate is still likely to require capital, and in that regard at some future point potentially before the end of this year, we made a return to the capital markets for either debt or equity to support that growth rate.

But it’s going to be dependent on growth. It’s going to be dependent on earnings and so the timing was a little uncertain as to the magnitude right now.

Jackie Bohlen
Okay. Thanks for the update. That’s wonderful color on that. Quick follow up on the NIM guidance you provided. Does that include adjustments related to the tax -related equivalent yields and the impact that the new tax rate will have on those?

Mark Mason
Yes.

Jackie Bohlen
And how much, if you have it in basis points, would that impact lower the margin by?

Mark Mason
That’s a tougher analysis here. We’d have to think about that a little bit.

Jackie Bohlen
Okay, fair enough. Just one last one; other noninterest income was a little bit higher in the quarter. Was there anything unusual in that line item?

Mark Mason
Not unusual, just to greater volumes. If you look at the sales of...

Mark Ruh
You’re talking about the $3.196 million in other noninterest income, correct?

Jackie Bohlen

I don’t have my model in front of me exactly, but it’s just that last line item, not what encompassed within the multifamily sales or anything like that. Yeah, the 3.196.

Mark Ruh
We had some amortization, SB amortization income gets reclassified and added to that. Some other big items were, again, our usual FHLB dividend is $494,000. And we have some prepayment fees.

Actually, we’re fairly large this quarter, $606,000. I know that number does fluctuate. It filters from the big items. Again, 606 prepayment fees, federal home loan bank dividends 449 and SBA reclassification 311.

Mark Mason
And the prepayment fees historically were included in interest income, so you’re seeing a little higher other noninterest income in part by that change in geography.

Mark Ruh
Yeah. And we also have our best in services unit in there and that generally is pretty slow in the summer and into the fall, but it did pick up in the fourth quarter, and that was $619,000 as well.

Jackie Bohlen
So given the change in the accounting treatment and some of the unique items that you had in the quarter, how should we think about normalized run rate heading into 1Q?

Mark Ruh
If you look at what you saw in the third quarter, I think it’s a generally in that--from the 1.7 to 2.5 band, I think is more like what you’re typically going to see going forward into the first quarter. Again, harder to predict, so there’s some unusual items in there that come and go, but I think that 1.7 to 2.5 band would probably get you there pretty well.

Jackie Bohlen
Okay, great. Thanks, Mark, that’s helpful.

Mark Mason
Thank you. In response to Tim’s earlier question about 100 basis point move in rates, in our parallel shock curve analysis, which everyone’s familiar with, that creates about a 1 to 1 ¼% positive change. Got it. At least one of his questions. All right, thank you.

Operator
This concludes the question-and-answer session. I would now like to turn the conference back over to Mark Mason.

CONCLUSION

Mark Mason
Thank you all for joining us today for our fourth quarter and year end call. We appreciate your patience. We appreciate the analysts’ questions. Look forward to talking to you again next quarter.

Operator
This conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

Important Additional Information
HomeStreet, Inc. (“HMST” or the “Company”), its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with the Company’s 2018 annual meeting of shareholders. The Company intends to file a proxy statement and white proxy card with the U.S. Securities and Exchange
Commission (the “SEC”) in connection with any such solicitation of proxies from the Company’s shareholders.

SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT,
ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY
AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT
INFORMATION. Information regarding the ownership of the Company’s directors and executive officers in Company stock, restricted stock, restricted stock units and options is included in the Company’s SEC filings on Forms 3, 4 and 5, which can be found through the Company’s website www.homestreet.com in the section “Investor Relations” or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including the
Company’s definitive proxy statement for the 2017 annual meeting of shareholders and its Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Company’s definitive proxy statement and other materials to be filed with the SEC in connection with the 2018 annual meeting of shareholders. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at www.homestreet.com in the section “Investor Relations.”

Forward Looking Statements
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